Exhibit 99.7

CONSENT OF Chan Yui Kwan, Martin

Simwon America Corp. (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as an Independent Non-Executive Director Nominee and also consents to the filing of this consent as an exhibit to the Registration Statement.

Dated:	July 7, 2026

By:	/s/ Chan Yui Kwan, Martin
Chan Yui Kwan, Martin